Exhibit 33.1

John Deere Capital Corporation’s Report on Assessment of Compliance with

SEC Regulation AB Servicing Criteria

The undersigned has caused an assessment to be made of John Deere Capital Corporation and its subsidiaries’ compliance with the servicing criteria set forth in Regulation AB.

John Deere Capital Corporation (the “Asserting Party”) is responsible for assessing compliance as of October 29, 2023 and for the period October 31, 2022 to October 29, 2023 (the “Reporting Period”) with the servicing criteria set forth Item 1122(d) of the Securities and Exchange Commission’s Regulation AB, excluding criteria in Items 1122(d)(1)(iii) pertaining to maintaining a back-up servicer, (d)(1)(iv) requirements of a fidelity bond and errors and omissions insurance, (d)(2)(vi) safeguarding of checks, (d)(2)(ii) and (d)(3)(ii) – (iv) pertaining to the actual disbursement or remittance of funds to investors (which disbursement is the responsibility of a different party participating in the servicing function), and (d)(4)(ix) – (xiii) and (xv), which the Asserting Party has concluded are not applicable to the servicing activities it and its subsidiaries perform with respect to the asset-backed securities transactions covered by this report (the “Applicable Servicing Criteria”). The transactions covered by this report include the asset-backed securities transactions for which the Asserting Party served as servicer and any of its subsidiaries served as sub-servicer that are backed by the same asset type backing the asset backed securities that were completed after January 1, 2006 (being, the John Deere Owner Trust 2020-B securities issued July 22, 2020, the John Deere Owner Trust 2021 securities issued March 10, 2021, the John Deere Owner Trust 2021-B securities issued July 21, 2021, the John Deere Owner Trust 2022 securities issued March 16, 2022, the John Deere Owner Trust 2022-B securities issued July 20, 2022, the John Deere Owner Trust 2022-C securities issued October 19, 2022, the John Deere Owner Trust 2023 securities issued March 2, 2023, the John Deere Owner Trust 2023-B securities issued June 28, 2023, and the John Deere Owner Trust 2023-C securities issued September 19, 2023) and registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”).

The Asserting Party has assessed its and its subsidiaries’ compliance with the Applicable Servicing Criteria as of October 29, 2023 and for the period October 31, 2022 to October 29, 2023 and has concluded that the Asserting Party and its subsidiaries have complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the undersigned’s assessment of compliance with the Applicable Servicing Criteria as of October 29, 2023, and for the Reporting Period as set forth in this assessment.

4
Date: January 9, 2024		John Deere Capital Corporation

	By:	/s/ Steven N. Owenson
Steven N. Owenson
Senior Vice President and Controller